SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
 Act of 1934
                              (Amendment No.___)

 Filed by the Registrant       X

 Filed by a Party other than the Registrant

 Check the appropriate box:

      Preliminary Proxy Statement

      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

   X  Definitive Proxy Statement

      Definitive Additional Materials

      Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                    MID-WISCONSIN FINANCIAL SERVICES, INC.
               (Name of Registrant as Specified In Its Charter)

                             NOT APPLICABLE
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

   X  No fee required

      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid: ___________________________

      (2)  Form, Schedule or Registration Statement No: ________________

      (3)  Filing Party: ___________________________

      (4)  Date Filed: ___________________________


                    MID-WISCONSIN FINANCIAL SERVICES, INC.

                         ____________________________


                 NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                         2005 FORM 10-K ANNUAL REPORT


                    MID-WISCONSIN FINANCIAL SERVICES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                _______________

      The annual meeting of shareholders of Mid-Wisconsin Financial Services, Inc. will be held at the Simek Recreational Center, 1037 West Broadway Avenue, Medford, Wisconsin, on April 25, 2006, at 5:00 p.m. local time. Registration will begin at 4:30 p.m. to allow the meeting to begin promptly at 5:00 p.m. The following proposals will be presented to the shareholders at the annual meeting:

      1. The election of three Class II directors for terms that will expire at the annual meeting of shareholders to be held in 2009;

      2. Approval of the appointment of Wipfli LLP as independent auditor for the year ending December 31, 2006; and

      3.    Any other business that properly comes before the meeting.

      The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment thereof is March 1, 2006.

      PLEASE PROMPTLY VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.


March 23, 2006
                                           By order of the Board of Directors

                                           WILLIAM A. WEILAND

                                           William A. Weiland
                                           Secretary/Treasurer


                         ____________________________


             A PROXY CARD AND POSTAGE FREE ENVELOPE ARE ENCLOSED.


                                PROXY STATEMENT
                    MID-WISCONSIN FINANCIAL SERVICES, INC.
                                MARCH 23, 2006

                               TABLE OF CONTENTS
                                                                           Page

Solicitation of Proxies.....................................................1

Proxies and Voting Procedures...............................................1
      Your Vote.............................................................1
      Shareholders Entitled to Vote.........................................1
      Quorum, Required Vote, and Related Matters............................2
      Costs of Solicitation.................................................2
      Proxy Statement Proposals.............................................3

Governance of the Company...................................................3
      The Board.............................................................3
      Committees and Meetings...............................................3
      Compensation of Directors.............................................4
      Nominations for Director..............................................5
      Certain Relationships and Related Transactions........................7

Beneficial Ownership of Common Stock........................................7
      Ownership of Board and Management.....................................7
      Section 16(a) Beneficial Ownership Reporting Compliance...............8

Proposal No. 1 - Election of Directors......................................8

Executive Officer Compensation.............................................10
      Summary Compensation Table...........................................10
      Stock Options........................................................11
      Employment and Change of Control Agreements..........................12
      Committees' Report on Executive Compensation Policies................13

Stock Price Performance Graph..............................................15

Audit Committee Report and Related Matters.................................17
      Audit Committee Report...............................................17
      Independent Auditor Fees.............................................18
      Audit Committee Pre-Approval Policy..................................18

Proposal No. 2 - Ratification of The Appointment of Independent Auditors...18

Corporate Summary Annual Report............................................19
                                       i

                                PROXY STATEMENT

                    MID-WISCONSIN FINANCIAL SERVICES, INC.
                             132 WEST STATE STREET
                           MEDFORD, WISCONSIN 54451

                                MARCH 23, 2006


                            SOLICITATION OF PROXIES

      We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Mid-Wisconsin Financial Services, Inc. (the "Company") for use at the 2006 annual meeting of shareholders, including any adjournment thereof. The annual meeting will be held at 5:00 p.m., at the Simek Recreational Center, 1037 West Broadway Avenue, Medford, Wisconsin, on April 25, 2006. Registration will begin at 4:30 p.m. to allow the meeting to begin promptly at 5:00 p.m.

                         PROXIES AND VOTING PROCEDURES

YOUR VOTE

      Your vote is important. Whether or not you plan to attend the annual meeting, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares are voted. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company at our principal office in Medford, Wisconsin; by filing another duly executed proxy bearing a later date with the Secretary; or by giving oral notice at the annual meeting.

      All shares represented by your properly completed proxy, if it has been submitted to the Company prior to the meeting and has not been revoked, will be voted in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A PROPOSAL, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.

      If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the form of proxy furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote.

SHAREHOLDERS ENTITLED TO VOTE

      Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each proposal properly brought
                                       1
before the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by an inspector of elections appointed by the Board. On the record date, March 1, 2006, there were 1,638,676 shares of common stock outstanding.

QUORUM, REQUIRED VOTE, AND RELATED MATTERS

      Quorum. A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the annual meeting in person or by proxy. For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum. Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

      "Street Name" Accounts. If you hold shares in "street name," you will be asked to provide voting instructions to the broker that is the holder of record of your shares. In some cases, your broker may be able to vote your shares even if you provide no instructions (such as the election of directors), but on other matters your broker may vote the shares held for you only if you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as a "broker non-vote" and are not counted in the vote by shareholders.

      Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote (Proposal No. 1). For this purpose, a "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of three directors to be chosen at the annual meeting. You may vote in favor of the nominees specified on the accompanying form of proxy or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

      Approval of Auditor. The appointment of our independent auditor (Proposal No. 2) will be approved if more shares are voted for the proposal than are voted against the proposal. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the auditor.

      All Other Proposals. As of the date of this proxy statement, we do not know of any other proposals to be brought before the annual meeting. Generally, a proposal other than the election of directors which is brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

COSTS OF SOLICITATION

      In addition to solicitation by mail, officers, directors, and regular employees of the Company and its subsidiaries may solicit proxies in person or by telephone, facsimile, electronic mail, or other forms of communication.

Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries, and other nominees in forwarding proxy material to beneficial owners of our common stock, will be borne by the Company.
                                       2
PROXY STATEMENT PROPOSALS

      Any shareholder who intends to present a proposal at the annual meeting to be held in 2007 must deliver the written proposal to the Secretary of the Company at our office in Medford, Wisconsin, not later than November 25, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

                           GOVERNANCE OF THE COMPANY

THE BOARD

      Number of Directors. Since 1997, the Company has followed a policy of having only one active executive officer of the Company serve on the Board at any one time. In keeping with that policy, Mr. Knoll will not seek reelection as a director and, effective with the annual meeting, the number of directors shall be fixed at nine. Our Board will then be composed of three classes, each consisting of three directors. One class of directors is to be elected each year to serve a three-year term. Any vacancy may be filled by the Board until the next succeeding annual meeting of shareholders.

      Communicating with the Board. Shareholders and others may communicate with the Board by writing to the Chairman at the Company's corporate office, 132 West State Street, Medford, Wisconsin 54451. Individual directors may also be contacted in writing at the same address. Mail that prominently contains the words "Shareholder Communication" on the envelope will be forwarded unopened to the director to whom it is addressed. Mail that is not so marked may be opened for sorting before forwarding to the individual directors to whom it is addressed. If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence may be addressed to, and will be forwarded to the Chairman of, the Audit Committee.

      Attendance at Board Meetings. During 2005, the Board met eleven times. All of the directors attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which they served.

      Attendance at Annual Meetings. The Board has an informal policy under which all directors are expected to attend the annual meeting of shareholders. All individuals who were then directors attended the annual meeting held in 2005.

COMMITTEES AND MEETINGS

      The Board has appointed an Audit Committee. The functions of a compensation committee are fulfilled by the Executive Committee of the board of directors (the "Executive Committee") of Mid-Wisconsin Bank (the "Bank"), the Company's wholly owned subsidiary. Members of the Board who sit on a Bank committee do so in their capacities as members of the
                                       3
Bank's board of directors. The functions of a nominating committee are performed by the Board as a whole. See "Nominations for Director."

      Audit Committee. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each member of the Committee satisfies the criteria for independence under the listing standards applicable to companies listed on The Nasdaq National Market. The Committee held six meetings during 2005. Mr. Schoofs, Ms. Hemer, and Mr. Hallgren serve as members of the Audit Committee. See "Audit Committee Report and Related Matters - Audit Committee Report."

      Compensation Committee. All officers of the Company other than Mr. Warsaw are full-time employees of the Bank. The Executive Committee, which meets between regularly scheduled Bank board meetings, addresses, among other issues, all personnel issues of the Bank, including the Bank's retirement plans, health insurance, and other benefit programs, and the review and recommendation of executive compensation for approval by the Bank's board of directors. Dr. Gowey, Mr. Melvin, and Mr. Warsaw serve on the Bank's Executive Committee. Mr. Knoll also served on the committee through December 2005. The committee met twelve times during 2005. Stock options are granted by the Board's Stock Option Committee, which makes grants of stock options pursuant to our 1999 Stock Option Plan. See "Executive Officer Compensation - Committees' Report on Executive Compensation Policies."

COMPENSATION OF DIRECTORS

      Retainer and Fees. Neither Mr. Warsaw nor Mr. Knoll receives any compensation for service as a director of the Company or the Bank. All other directors are compensated in accordance with the following schedule:

                 Company                                     Bank
      Annual Retainer                      Annual Retainer
            Directors        $2,100              Directors         $3,600
            Chairman         $4,200              Chairman          $7,800
            Vice Chairman    $3,000

      Meeting Fees                         Meeting Fees
            Board            $  350              Board             $   350
            Committee        $  250              Loan Committee    $   300
                                                 Other Committees  $   250
                                                 All-day Meeting   $   500

                                       4

Annual Company and Bank retainers are paid in stock equivalent units under the Directors' Deferred Compensation Plan described below.

      Directors' Deferred Compensation Plan. Each director's annual retainer is deferred and credited to the director's stock equivalent account under the Directors' Deferred Compensation Plan. Directors may also elect to defer Company and/or Bank meeting or committee fees and other director compensation into a stock equivalent account or a cash account. Account balances may not be transferred between funds. Stock equivalent units represent the number of shares of our common stock that could have been purchased with the amount of fees deferred if the fees had been paid in cash. A director's account is also credited with stock equivalent units representing the common stock that could have been purchased with the cash dividends that would have been paid on the accumulated stock equivalent units had they been actual common stock. No actual stock is made available to the directors under the plan. Deferred fees credited to the cash account are credited with interest each fiscal year at a rate equal to 400 basis points less than our return on equity for the preceding fiscal year. Accounts become payable after a director's termination of service in a lump sum or in installments over a period not in excess of five years.
The timing and form of payments are elected by each director. In the event a director's service terminates because of a change of control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum. In addition to the annual retainer deferred for all directors during 2005, Dr. Gowey, Mr. Hallgren, Mr. Hatlestad, Mr. Mertens, and Mr. Schoofs elected to defer the director or meeting fees otherwise payable to them.

      Retirement Plan. Directors who complete 20 years of service are eligible to receive a retirement benefit equal to the retainer fees paid by the Company and the Bank during their first year of retirement. Directors who retire with less than 20 years of service receive a prorated retirement benefit (with a minimum of 50%) of the retainer fees paid by the Company and the Bank during their first year of retirement. Retired directors remain available for consultation for a one-year period following retirement.

NOMINATIONS FOR DIRECTOR

      The Board. The Board believes that it is appropriate for the Board, as a whole, to identify and recommend nominees for director rather than a separate nominating committee. The basis for the Board's position rests on the following considerations:

(circle)the nature of community-based banking requires directors who can be strong supporters of our business in our market area and the Board, as a whole, is better able to identify and evaluate such persons;

(circle)the nature of our community-based banking business increases the need to identify Board members who understand our market area and are involved as users of our banking services rather than candidates who have national or regional banking experience;
                                       5
(circle)the Board consists of a strong majority of independent directors, as determined in accordance with the listing standards applicable to companies listed on The Nasdaq National Market; and

(circle)the Board is relatively small and engages in active discussion of appropriate candidates.

Members of the Board do not take part in the consideration of their own candidacy.

      Identification of Candidate and Shareholder Recommendations. The Board will consider candidates recommended by shareholders, Board members, executive officers, employees, or other sources. From time to time, the size of the Board may be adjusted to reflect the number of qualified Board candidates. Persons considered for nomination also will include incumbents whose term will expire at the next annual meeting.

      To recommend an individual for consideration as a director nominee by the Board, a shareholder should mail or otherwise deliver a written recommendation to the Board not later than the December 1 immediately preceding the annual meeting for which the individual is to be considered for inclusion as a nominee of the Board. At a minimum, a shareholder recommendation should include the individual's current and past business or professional affiliations and experience, age, stock ownership, particular banking or business qualifications, if any, and such other information as the shareholder deems relevant to assist the Board in considering the individual's potential service as a director.

      Qualifications. The Board has adopted certain minimum qualifications for directors, including the requirement that each director is expected to acquire beneficial ownership of a minimum of 1,000 shares of our stock during the director's first four years in office and that the director reside in our market area at least nine months of the year or conduct his principal business within our market area. Directors may not continue to serve beyond the end of the calendar quarter in which they attain age 65. In addition, certain actions or events are grounds for resignation, including filing for bankruptcy, maintaining a loan that has been classified because of default in its payment or other terms, or a physical or mental condition that renders the director incapable of performing his duties.

      In addition to meeting the specific qualifications for director, the Board believes that persons nominated for director should have had a successful career in business or a profession, which demonstrates an ability to understand the economic, financial, operational, and regulatory issues that have an impact on our banking business; possess a reputation for personal and professional integrity; be able to exercise an independent judgment; and have a familiarity with our market area and customers. Incumbent Board members are considered by the Board on the basis of these qualities and also on the basis of their service during their term in office. In addition to considering the qualifications of a potential nominee, the Board also considers the qualifications of the nominee; the mix of age, skills, and experience of current Board members; and the expectation that one or more directors may leave the Board because of attaining mandatory retirement age or for other personal reasons. All potential nominees submitted to, or
                                       6
identified by, the Board are evaluated on a similar basis for their level of qualifications and experience.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2005, in the ordinary course of business, our directors and officers, directors and officers of the Bank and many of their associates, and the firms for which they serve as directors and officers conducted transactions with the Bank. All employees of the Bank are eligible to borrow up to a maximum of $100,000 at rates that are adjusted quarterly to an amount equal to the sum of (1) the average rate paid by the Bank on certificates of deposit,
(2) 1.5%, and (3) the FDIC premium rate on deposits. All other loans in 2005 to directors and officers and to persons or firms affiliated with such directors and officers were made at substantially the same interest rates as those prevailing at the time for comparable transactions with unrelated persons. All loans made in 2005 to directors and officers and their affiliates were subject to substantially the same collateral requirements, did not involve more than normal risk of collectibility, and did not present other unfavorable features as compared to loans made to unrelated persons. We expect that transactions such as those described above will continue in the future.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

OWNERSHIP OF BOARD AND MANAGEMENT

      Based on information publicly available from the Securities and Exchange Commission ("SEC"), on the record date no shareholder was known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

      The following table sets forth, based on statements filed with the SEC or otherwise made to us, the amount of common stock that is deemed beneficially owned on the record date by each of the directors and each of the executive officers named in the summary compensation table under "Executive Officer Compensation." The amounts indicated include, as applicable, shares subject to options exercisable within 60 days, shares held by spouses and minor children, and shares held indirectly in trust for the benefit of the directors and/or their spouses, children or parents.
                                       7

                                       SHARES OF COMMON       PERCENT
     NAME                             STOCK BENEFICIALLY   OWNED OF CLASS
Kim A. Gowey, DDS                           40,262             2.46%
James P. Hager                               1,399                *
Brian B. Hallgren                            1,418                *
Norman A. Hatlestad                          3,464                *
Kathryn M. Hemer                             3,120                *
Gene C. Knoll                                9,770(1)             *
James F. Melvin                             43,357             2.65%
Kurt D. Mertens                             16,261                *
Robert J. Schoofs                            3,300                *
James F. Warsaw                             16,000                *
William A. Weiland                           3,148(1)             *
All directors, nominees, and executive
officers as a group (11 persons)           142,712(2)          8.71%

      *  Less than 1%
      (1)Includes options exercisable by: Mr. Knoll (3,266 shares) and Mr. Weiland (2,208 shares).
      (2)Includes options exercisable with respect to 6,451 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock ("reporting persons") to file reports of ownership and changes in ownership with the SEC. Reporting persons are also required by SEC regulations to furnish us with copies of all section 16(a) forms filed by them with the SEC. The report with respect to one purchase of 500 shares of the Company's common stock by Mr. Hallgren on May 19, 2005, was not filed until January 5, 2006. Based solely on our review of the copies of the Section 16(a) forms received by us or upon written representations from certain of these reporting persons as to compliance with the Section 16(a) regulations, we are of the opinion that during the 2005 fiscal year, all other filing requirements applicable under Section 16 to the reporting persons were satisfied.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      In keeping with the Company's long-standing policy, the Board has determined that only one executive officer of the Company should serve on the Board at any one time. Accordingly, Gene Knoll will not be a candidate for reelection at the annual meeting. At the annual meeting, shareholders will be asked to elect Kathryn M. Hemer, Kurt D. Mertens, and James F. Warsaw as Class II directors for terms that will expire at the annual meeting of shareholders to be held in 2009. Each of the candidates has consented to serve if elected, but in the event one or more of the nominees is not a candidate at the annual meeting, it is the intention of the proxies to vote for such substitute or substitutes as may be designated by the Board.
                                       8
      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTOR. The following information is furnished with respect to the nominees and all continuing directors. Unless specified, all current positions listed for a director have been held at least five years.

NAME, AGE, PRINCIPAL                                                  CLASS AND YEAR   YEAR FIRST
OCCUPATION OR EMPLOYMENT                                              IN WHICH TERM    BECAME A
AND OTHER AFFILIATIONS*                                               WILL EXPIRE      DIRECTOR
NOMINEES FOR CLASS II DIRECTOR

KATHRYN M. HEMER, 46                                                     Class II      1999
  Family Nurse Practitioner, The Medford Clinic                          2006

KURT D. MERTENS, 50                                                      Class II      1997
  Secretary and Treasurer, Loos Machine Shop, Inc.                       2006

JAMES F. WARSAW, 55                                                      Class II      2005
  President and Chief Executive Officer of the Company;(1)               2006
   previously, Bank Consultant, November 2003 to December 2005;
   Executive Vice President, Bank of Ann Arbor, February 2003 to
   November 2003; President and COO, Amcore Bank, NA,
   December 1998 to April 2001

CONTINUING DIRECTORS

DR. KIM A. GOWEY, 52                                                     Class I       2000
  Kim A. Gowey, DDS Ltd; Chairman                                        2008
   of the Company and Mid-Wisconsin Bank

JAMES P. HAGER, 54                                                       Class I       2000
  General Manager, Harmony Country Cooperatives                          2008

BRIAN B. HALLGREN, 45                                                    Class I       2000
  Vice President, B&B Engineering Corporation                            2008

NORMAN A. HATLESTAD, 64                                                  Class III     1992
  President, Medford Auto Supply, Inc./NAPA                              2007

JAMES F. MELVIN, 56                                                      Class III     1992
  Vice Chairman of the Company and President of the Melvin               2007
   Companies (concrete products, construction materials, and services)

ROBERT J. SCHOOFS, 52                                                    Class III     2000
  Retired; Formerly Corporate General Manager, Weather                   2007
   Shield Mfg., Inc. and CEO, The Peachtree Companies, Inc.

      *  Each director of the Company is also a director of Mid-Wisconsin Bank.
      (1)Mr. Warsaw became President and Chief Executive Officer of the Company on December 12, 2005.

                                       9
                        EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

      The table below sets forth compensation awarded, earned, or paid by us and our subsidiaries for services in all capacities during the three years ended December 31, 2005, 2004, and 2003 to each person who served as chief executive officer during 2005 and each other executive officer as of December 31, 2005, whose total annual salary and bonus compensation for the most recent fiscal year exceeded $100,000.

                          SUMMARY COMPENSATION TABLE
                                     ANNUAL COMPENSATION
                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                                SECURITIES
                                                                                UNDERLYING
NAME AND PRINCIPAL                                            OTHER ANNUAL       OPTIONS/        ALL OTHER
    POSITION                 YEAR     SALARY(1)     BONUS     COMPENSATION       SARS (#)      COMPENSATION
James F. Warsaw(2)           2005   $ 12,366      $     0        $0             27,500(2)       $ 1,036(3)
President, CEO, and
a director of the
Company and a
director of the Bank

Gene C. Knoll                2005   $160,000      $16,000        $0                475          $19,200(4)
Vice-President and a         2004   $160,000      $32,040        $0                548          $16,004
director of the              2003   $156,000      $ 3,161        $0                661          $16,024
Company;(5)
President and CEO
and a director of the
Bank

William A. Weiland           2005   $111,950      $10,637        $0                319          $13,358(4)
Secretary of the             2004   $107,640      $21,637        $0                375          $10,764
Company and                  2003   $104,500      $ 4,687        $0                411          $10,970
Executive Vice
President of
the Bank

      (1)Includes amounts deferred under our 401(k) plan.
      (2)Mr. Warsaw began employment with the Company on December 12, 2005.
         Mr. Warsaw's employment agreement guaranteed a grant of options to purchase 7,500 shares at $36.00 per share, although the options were not formally granted until 2006. Mr. Warsaw also received the right, which expired on February 15, 2006, to purchase up to 20,000 shares at $36.00 per share.
      (3)Reimbursement of moving related expenses.
      (4)Contributions under our retirement plans.
      (5)Mr. Knoll served as President and CEO of the Company until December 12, 2005 and continues to serve as President and CEO of the Bank.

                                       10
STOCK OPTIONS

      Option Grants. The following table presents certain information with respect to grants of stock options during 2005 to each executive officer named in the summary compensation table.

                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                 ALTERNATIVE GRANT
                                 INDIVIDUAL GRANTS                                  DATE VALUE
                 NUMBER OF          % OF TOTAL
                SECURITIES          OPTIONS/SARS
                UNDERLYING          GRANTED TO       EXERCISE OR                      GRANT DATE
               OPTIONS/SARS         EMPLOYEES IN     BASE PRICE      EXPIRATION      PRESENT VALUE
NAME            GRANTED (#)         FISCAL YEAR        ($/SH)           DATE              $(2)
Mr. Warsaw       7,500(1)              24.5%          $36.00         01/18/16            21,454
                20,000                 65.2%          $36.00         02/15/06          $    278
Mr. Knoll          475                  1.5           $33.70         01/19/15          $  1,291
Mr. Weiland        319                  1.0%          $33.70         01/19/15          $    867

      (1)Mr. Warsaw's employment agreement guaranteed a grant of options to purchase 7,500 shares at $36.00 per share, although the options were not formally granted until 2006. Option vests at rate of 25% per year, contains a one-time reload provision, and is subject to forfeiture in event optionee violates the terms of a non-solicitation agreement. Mr. Warsaw also received the right, which expired on February 15, 2006, to purchase up to 20,000 shares at $36.00 per share.
      (2)Determined pursuant to Black-Scholes option pricing model. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include (a) the option term; (b) risk-free rate of return (represented by the interest rate on long-term U.S. Treasury securities with maturity date corresponding to the term on the grant date); (c) volatility calculated using daily stock prices for the 36-month period prior to the grant date; (d) dividends representing the annualized dividend paid with respect to the underlying common stock; and (e) reductions to reflect the probability of a shortened term due to termination of employment prior to the option expiration date. The particular assumptions used for each grant date are:

                            RISK-FREE                       ANNUAL   EXPECTED
                     GRANT   RATE OF                       DIVIDEND  EXERCISE
         OPTIONEE    DATE    RETURN   VOLATILITY DIVIDENDS   YIELD    PERIOD

         Mr. Warsaw  01/18/06*  4.27%   9.07%     $1.28     3.78%    7 years
                     12/12/05   3.92%   9.07%     $1.28     3.78%    65 days
         Mr. Knoll   01/19/05   3.95%   9.75%     $1.28     4.18%    7 years
         Mr. Weiland 01/19/05   3.95%   9.75%     $1.28     4.18%    7 years

         The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. There is no assurance that the market price of our common stock will increase as assumed for purposes of this pricing model and no projections as to the actual future value of our common stock are intended or made.
         * See footnote (1)

      Option Exercises and Year-End Holdings. The following table sets forth information regarding the exercise of stock options in 2005 by the executive officers named in the summary compensation table and the December 31, 2005, value of unexercised stock options held by such officers.

                                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                 AND FY-END OPTION/SAR VALUES

                                            NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
               SHARES ACQUIRED   VALUE      UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS/SARS
                 ON EXERCISE     REALIZED   OPTIONS/SARS AT FY-END (#)           AT FY-END($)
NAME                (#)            ($)      EXERCISABLE         UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
Mr. Warsaw           0             $0         20,000                7,500           $     0             $0
Mr. Knoll            0             $0          3,266                    0           $22,285             $0
Mr. Weiland          0             $0          2,208                    0           $15,066             $0

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

      In order to assure management continuity and stability, the Company has entered into an employment and change of control agreement with Mr. Warsaw.
Mr. Warsaw's agreement was entered into by the Company on December 12, 2005, and provides for a three-year term of employment, subject to certain termination rights of Mr. Warsaw and the Company under the terms of the agreement. The agreement provides for a base salary of $230,000 per year, along with health insurance, the use of an automobile, and other benefits provided other officers of the Company. The agreement also allowed Mr. Warsaw to purchase up to 20,000 shares of the Company's common stock at a purchase price of $36.00 per share, and it provided for the grant to Mr. Warsaw of options to purchase 7,500 shares of the Company's common stock pursuant to the Company's 1999 Stock Option Plan. Mr. Warsaw's employment agreement also provides for certain incentive compensation in a range of 30% to 50% of base salary. Terms of the incentive compensations are to be determined by the Company on an annual basis. See "Executive Officer Compensation - Committees' Report on Executive Compensation Policies." In the event of a termination by the Company without cause, Mr. Warsaw is entitled to receive a severance equal to one year's salary under the terms of the agreement; and $650,000 if the termination occurs within one year of a "change in control" at the Company, as defined in the agreement. In either event, the Company will reimburse Mr. Warsaw for medical, health, and dental coverage for a period of eighteen months. In the event of termination for cause, the executive is entitled to no further benefits under the agreement. "Cause" is defined under the agreement as (a) acts that result in the payment of a claim under a blanket banker fidelity bond policy; (b) any intentional and willful failure on the part of Mr. Warsaw to substantially perform his duties under the agreement; (c) any willful misconduct in the course of Mr. Warsaw's employment that is demonstrably and materially injurious to the Company or the Bank; (d) any breach of fiduciary duty involving personal profit or the commission of certain crimes, including theft, embezzlement, misapplication of funds, unauthorized issuance of obligations, and false entries; (e) acts or omissions to act that result in the material violation by Mr. Warsaw of any policy established by the Bank that is designed to insure compliance with applicable banking, securities, employment discrimination, or other laws or that causes or results in the Bank's violation of such laws; or (f) any breach of the employment agreement by Mr. Warsaw. The non-competition provisions of the agreement have been superceded by a non-solicitation and confidentiality agreement in a form entered into with other executive officers that prohibits competition with the Company for a period of twelve months after termination of employment.

COMMITTEES' REPORT ON EXECUTIVE COMPENSATION POLICIES

      The Committees. During 2005, compensation policies were established by the Executive Committee of the Bank. See "Governance of the Company - Committees and Meetings." The Executive Committee established and reviewed base salaries of executive officers of the Bank and was also responsible for the administration of executive bonus and incentive programs.

      The compensation program for executive officers may include various grants under the 1999 Stock Option Plan. The stock option plan is administered by the Stock Option Committee appointed by the Board. The Stock Option Committee generally considers recommendations of the Executive Committee with respect to grants, but the Stock Option Committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option plan, this report is a joint report of the Executive Committee and of the Stock Option Committee.

      This report describes the policies of the Executive Committee, the Stock Option Committee, and the Company as in effect in 2005. Policies in effect from time to time for years after 2005 may change as circumstances change and the committees deem it appropriate to revise the Company's compensation programs.

      General. The executive compensation policies are designed to attract and retain individuals who have experience in banking or who otherwise have particular training or skills that will satisfy particular requirements of the Company and the Bank and to reward job performance which the Executive Committee believes to be at or above the level expected of the Bank's executive officers. The total compensation paid to executive officers and the retirement and other fringe benefit programs are designed to offer a level of compensation that is competitive with other Wisconsin banks or bank holding companies of comparable size. In making compensation comparisons, the Executive Committee attempts to use only those bank holding companies or banks whose size and operations are similar to the Company. Few, if any, of those bank holding companies or banks are publicly traded or included in the index of bank holding companies' stock performance under the caption "Stock Price Performance Graph." Given the disparity in size between financial institutions and the fact that many, but not all, bank holding company executives also serve as executive officers of bank subsidiaries, it is difficult to draw exact comparisons with the compensation policies of other bank holding companies or banks. The determination of appropriate compensation levels by the Executive Committee is, therefore, subjective.
                                       13
      The Bank's overall compensation policy is designed so that approximately 20% to 35% of each executive officer's compensation is directly tied to the performance of the Bank through a combination of annual incentive bonuses that are based on each fiscal year's financial performance and stock based incentive programs that reflect the performance of the Company's common stock.

      Base Salaries. No salaries are paid by the Company to executive officers other than Mr. Warsaw, although the Company reimburses the Bank for services provided to it by Bank officers. Mr. Warsaw is the Company's sole employee, and his employment agreement with the Company was negotiated with Mr. Warsaw and was approved by the Board. With respect to officers of the Company other than Mr. Warsaw (each of whom also serves as a Bank officer), in setting 2005 compensation, the Executive Committee of the Board considered and reviewed four general surveys of bank or financial industry compensation, including those prepared by the Wisconsin Bankers Association and the America's Community Bankers organization, in order to gauge the relationship of the Bank's base salary levels to the levels of comparable financial institutions. Base salaries of the Bank's executive officers primarily reflect the services performed for the respective bank or holding company operations for which the individual has principal management responsibilities.

      Annual increases in base salary are determined by the overall objective of maintaining competitive salary levels, more general factors such as the rate of inflation, and individual job performance. Individual job performance, including satisfaction of individual performance objectives and goals, and the accomplishment of specified programs in appropriate cases, is the most important factor considered by the Executive Committee in determining appropriate increases in base compensation.

      During 2005, and prior to Mr. Warsaw's joining the Company, Mr. Knoll, in his capacity as Chief Executive Officer of the Company, established individual performance objectives and goals for executive officers of the Bank other than himself, including the accomplishment of specified programs in appropriate cases, and reviewed each individual's performance in relationship to those criteria with the Executive Committee and the Board. Criteria evaluated in connection with job performance include attainment of goals related to growth, portfolio performance, and efficiency of operations. Based on those performance evaluations, Mr. Knoll made recommendations to the Executive Committee with respect to increases in the base salary of the executive officers. The Board makes the final determination of the executive officers' base salaries.

      Mr. Knoll's base salary is reviewed by the Executive Committee on the same basis as other executive officers, except that in 2005, it was the boards of directors of the Bank and of the Company that established individual performance objectives for Mr. Knoll and reviewed his accomplishment of those objectives. Criteria evaluated in connection with job performance relate to the satisfaction of objectives relating to growth, profitability and efficiency of operations. The Board makes the final determination of the CEO's base salary.
                                       14
      Incentive Compensation Based on Financial Performance of the Company and Individual Performance. Executive officers other than Mr. Warsaw named in the summary compensation table participated in a bonus program in 2005 under which incentive compensation is determined by the degree to which the Company achieves established goals in various key financial and operational categories, the individual's achievement of personal performance objectives, and the market price of the Company's stock. No bonuses are paid unless a threshold net income (before bonus expense) has been attained and a specified minimum of the performance targets have been met. Bonus opportunities ranged from 5% to 35% of base salary for Mr. Knoll, and from 3.5% to 24.5% for Mr. Weiland in 2005. Mr. Warsaw did not participate in a bonus plan in 2005, but will be eligible for a plan providing a range of 30% to 50% of base salary in 2006.

      The Company's other executive officers participated in the Bank's TeamBank Bonus Plan, which is maintained for all Bank employees. The TeamBank Bonus Plan is intended to promote shareholder value and bonuses are based on achievement of various key performance indicators.

      Stock Based Compensation. Executive officers and key employees were eligible in 2005 to participate in the 1999 Stock Option Plan. The Stock Option Committee has not established formal criteria by which the size of plan grants are determined, but does consider the amount and terms of each grant already held by an executive officer in determining the size and amount of any new grant. The value of options granted under the plan are related to the long-term performance of the Company's common stock and therefore provide an identity of interests between the executive officers and Company shareholders.

      Committee Interlocks and Insider Participation. The Executive Committee met at various times throughout the 2005 fiscal year to review and establish executive compensation levels and programs. No member of the Executive Committee (other than Mr. Warsaw) or the Stock Option Committee was an employee of the Company or the Bank in 2005. See "Governance of the Company - Committees and Meetings - Compensation Committee."

   STOCK OPTION PLAN COMMITTEE                   EXECUTIVE COMMITTEE
      James P. Hager                             James F. Melvin
      Kim A. Gowey, DDS                          Kim A. Gowey, DDS
      James F. Melvin                            James F. Warsaw

                         STOCK PRICE PERFORMANCE GRAPH

      The following graph and table compares the yearly percentage change in the cumulative total shareholder return of our common stock for the five year period beginning December 31, 2000, with the Hemscott (formerly CoreData) Midwest Regional Bank Stock Index, Hemscott's NASDAQ Market Value Index, and the Hemscott Russell 2000 Index. The Russell 2000 Index includes the 2000 smallest securities in the Russell 3000 Index (which consists of the 3,000 largest companies whose stock is traded in U.S. markets, based on market capitalization). The companies represented on the Russell 2000 Index had a $948.6 million dollar-weighted average market capitalization as of May 2005. Our stock, along with 114 other Midwest financial
                                       15
institutions, is included in the Hemscott Midwest Regional Bank Stock Index. Some of these companies are comparable in size to our company, while many are significantly larger, including multi-billion dollar regional bank holding companies.

      The graph and table assume that the value of an initial investment in our common stock and each index on December 31, 2000, was $100 and that all dividends were reinvested. The prices do not reflect retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions. There is no active established trading market in our common stock.

                               STOCK PERFORMANCE

[Stock Price Performance Graph deleted pursuant to Rule 304(d) of Regulation S-T. Data reported in the graph is also reported in the following tabular form in the proxy statement delivered to shareholders.]

                                                  December 31,

                             2000     2001      2002     2003     2004     2005
Mid-Wisconsin Financial    100.00   102.08    113.54   126.40   156.95   165.71
Regional-Midwest Banks     100.00   100.86     96.52   124.09   132.31   127.04
NASDAQ Market Index        100.00    79.71     55.60    83.60    90.63    92.62
Russell 2000 Index         100.00   101.02     79.22   115.16   135.31   139.81

                                       16
                  AUDIT COMMITTEE REPORT AND RELATED MATTERS

AUDIT COMMITTEE REPORT

      The Audit Committee assists the Board in monitoring the integrity of the Company's financial statements and the independence and the performance of the Company's independent auditor. This report summarizes the actions of the Committee with respect to the Company's financial statements for the last fiscal year.

      Management has primary responsibility for the Company's financial statements and the filing of financial reports with the SEC. The Committee met periodically with management, internal audit personnel, and representatives of the Company's independent auditor, to review and discuss the Company's financial statements prior to their issuance. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee's review of the financial statements included discussion with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      The Audit Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also discussed with the independent auditor the independence of the firm for the purposes of expressing an opinion on the Company's financial statements and considered whether the provision of nonaudit services is compatible with maintaining the independence of the firm.

      On the basis of its reviews and discussions concerning the financial statements and the independence of the auditor described above, the Audit Committee recommended to the Board that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

                                    AUDIT COMMITTEE
                                    Robert J. Schoofs
                                    Kathryn M. Hemer
                                    Brian B. Hallgren

INDEPENDENT AUDITOR FEES

      The following table presents aggregate professional fees paid or accrued during the 2005 and 2004 fiscal years in the categories specified. All services performed received pre-approval by the Audit Committee.

                                             2005              2004
      Audit Fees(1)                      $ 66,837          $ 67,500
      Audit-Related Fees(2)                20,624             9,000
      Tax Fees(3)                           7,543            16,885
      All Other Fees(4)                     9,000            15,521
                                         $104,003          $108,906

(1)Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and review of SEC filings.
(2)Audit-related fees consisted principally of audits of employee benefit plans and due diligence services and include a trust department examination in 2005.
(3)Tax fees represent professional services related to tax compliance and consultation.
(4)Fees related to assistance in human resources director selection in 2005 and a social engineering engagement in 2004.

AUDIT COMMITTEE PRE-APPROVAL POLICY

      Audit services and related fees for 2005 were approved on a case-by-case basis by the Audit Committee prior to the performance of such services. In granting approval for a service, the type and scope of service, the fees, whether the service is permitted to be performed by an independent auditor, and whether such service is compatible with maintaining the auditor's independence were considered.

                     PROPOSAL NO. 2 - RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT AUDITORS

      At the annual meeting, shareholders will be asked to ratify the appointment of the firm of Wipfli LLP ("Wipfli") as independent auditor to audit our books, records, and accounts for the fiscal year ending December 31, 2006. Although action by the shareholders in this matter is not required and is not binding should the Board believe it is appropriate to retain another firm as independent auditor, the Board believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor in maintaining the integrity of our financial controls and reporting. The firm has served as our auditor since 1990.

      Representatives of Wipfli will be present at the annual meeting and will have an opportunity to make a statement or respond to appropriate questions.
                                       18
      THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF WIPFLI LLP. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

                        CORPORATE SUMMARY ANNUAL REPORT

      The 2005 Summary Annual Report, which includes condensed consolidated financial statements for the years ended December 31, 2005, 2004, and 2003, has been mailed concurrently with this proxy statement to shareholders as of the record date. The 2005 Summary Annual Report and the 2005 Form 10-K Annual Report do not constitute a part of this proxy statement.





              PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY.

                    MID-WISCONSIN FINANCIAL SERVICES, INC.
                PROXY SOLICITED BY DIRECTORS FOR ANNUAL MEETING
                                APRIL 25, 2006

     The undersigned hereby appoint(s) Kim A. Gowey, DDS and James F. Melvin, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of common stock of Mid-Wisconsin Financial Services, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 25, 2006, and at any adjournments thereof (the "Annual Meeting"). The proxies have the authority to vote such stock as directed below with respect to the proposals set forth in the proxy statement dated March 24, 2006, with the same effect as though the undersigned were present in person and voting such shares. The undersigned hereby revokes all proxies previously given to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR.

1. Election of Class II directors: KATHRYN M. HEMER, KURT D. MERTENS, AND JAMES F. WARSAW.

                    FOR    (box)       WITHHOLD AUTHORITY    (box)

     Instruction: To withhold authority to vote for any individual nominee(s), print the name of the nominee(s) on the line below:
______________________________________________________________________________

2. To ratify the appointment of Wipfli LLP as independent auditor for the year ending December 31, 2006.

                    FOR    (box)  AGAINST     (box)  ABSTAIN     (box)


                     (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

IF NO SPECIFIC VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                          (CONTINUED FROM OTHER SIDE)


Please sign exactly as name appears below.


                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                   ___________________________________________
                                            Signature



                                   ___________________________________________
                                            Signature if held jointly


                                   Dated  ____________________________, 2006




PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.